Exhibit 99.1

CONSENT OF ROBERT W. BAIRD & CO. INCORPORATED

Robert W. Baird & Co. Incorporated (“Baird”) hereby consents to the inclusion in the Proxy Statement/Prospectus of NuStar Energy L.P. (the “Partnership”), as a part of this Registration Statement on Form S-4 and any amendments thereto, relating to the proposed merger of the Partnership and NuStar GP Holdings, LLC (“NSH”), of its opinion dated February 7, 2018 and to the references made to Baird in the sections of such Proxy Statement/Prospectus entitled “NSH’s Reasons for the Merger,” “Opinion of NSH Conflicts Committee’s Financial Advisor,” “Background of the Merger,” “Recommendation of the NSH Conflicts Committee and the NSH Board and Reasons for the Merger,” “Unaudited Financial Projections of the Partnership and NSH,” “Opinion of the NSH Conflicts Committee’s Financial Advisor” and “Interests of Directors and Executive Officers in the Merger.”

In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended (the “Act”), or the rules and regulations of the Securities and Exchange Commission (the “SEC”) thereunder, nor do we admit that we are experts with respect to any part of the Registration Statement within the meaning of the term “experts” as used in the Act or the rules and regulations of the SEC promulgated thereunder.

Very truly yours,

/s/ Robert W. Baird & Co. Incorporated

ROBERT W. BAIRD & CO. INCORPORATED

March 14, 2018